AMENDED AND RESTATED
EASTMAN UNFUNDED RETIREMENT INCOME PLAN
Amended and Restated Effective December 31, 2008

EASTMAN UNFUNDED RETIREMENT INCOME PLAN
Amended and Restated Effective December 31, 2008

TABLE OF CONTENTS

ARTICLE ONE	167
Purpose of Plan	167
ARTICLE TWO	167
Definitions	167
ARTICLE THREE	168
Eligibility	168
ARTICLE FOUR	168
Benefits	168
ARTICLE FIVE	170
Administration	170
ARTICLE SIX	171
Amendment and Termination	171
ARTICLE SEVEN	171
Miscellaneous	171

EASTMAN UNFUNDED RETIREMENT INCOME PLAN

ARTICLE ONE

Purpose of Plan

1.1
This Plan implements the intent of providing retirement benefits by means of both a funded and unfunded plan. This Plan is maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees as described in Section 201(2) of the Employee Retirement Income Security Act of 1974 and is designed to provide retirement benefits payable out of the general assets of the Company where benefits cannot be paid under the Funded Plan because of Code Section 401(a)(17) or Code Section 415 and the provisions of the Funded Plan which implement such Sections and/or because deferred compensation is ignored in defining compensation for purposes of calculating benefits under the Funded Plan.

The Plan originally was adopted effective January 1, 1994, amended, renamed and restated effective January 1, 2002 and January 1, 2008 and subsequently amended and restated again effective as of December 31, 2008 in order to comply with Section 409A of the Internal Revenue Code of 1986, as amended.

ARTICLE TWO

Definitions

2.1	"Code" shall mean the Internal Revenue Code of 1986, as amended from time to time.

2.2
"Company" shall mean Eastman Chemical Company, and any subsidiary and/or affiliated corporation which is a participating employer under the Funded Plan, except where a specific reference is made to a particular corporation.

2.3	"Compensation Committee" shall mean the Compensation and Management Development Committee of the Board of Directors of the Company.

2.4
"Effective Date" shall mean January 1, 1994.  The Effective Date of this amended and restated Plan document is December 31, 2008.  As permitted under the guidance issued under Code Section 409A, this Plan does not contain provisions retroactive to the effective date of Section 409A (January 1, 2005), but this Plan has complied with Section 409A and guidance thereunder since the effective date of such legislation.

2.5           "Employee" or "Participant" shall mean a participant in the Funded Plan.

2.6
“Five-Payment Lump Sum” shall mean the automatic form of payment for a Participant’s benefit under this Plan if the Participant did not make the one-time Special Election described in Section 4.2.  For purposes of calculating the Present Value of the Participant’s benefit under this Plan on the date of his Termination of Employment the Participant’s benefit shall be converted on an actuarially equivalent basis (calculated using the actuarial assumptions and methodologies that would be used by the Funded Plan) to five equal annual installments commencing on the first business day following the six month anniversary of the Participant’s Termination of Employment.  The remaining four installment payments shall be paid on the first business day following anniversary of the Participant’s Termination of Employment.

2.7           "Funded Plan" shall mean the Eastman Retirement Assistance Plan.

2.8	“Global Benefits” shall mean the Company’s internal organization responsible for the administration of the payment of benefits under this plan.

2.9           "Plan" shall mean this Eastman Unfunded Retirement Income Plan.

2.10
"Present Value" shall mean the actuarial present-value of the Participant's benefit under this Plan. Present Value for purposes of this Plan shall be calculated using the actuarial assumptions and methodologies that would be used by the Funded Plan to determine a single lump sum payment on the date of the Participant's Termination of Employment.

2.11	“Termination of Employment” means a separation from service under Code Section 409A and the Final 409A Regulations.

ARTICLE THREE

Eligibility

3.1
All Employees eligible to receive a benefit from the Funded Plan shall be eligible to receive a benefit under this Plan their benefit cannot be fully provided by the Funded Plan due to the benefit limitations imposed by Code Section 401(a)(17) or Code Section 415. Employees who are not eligible to participate in the Funded Plan are not eligible to participate in this Plan.

ARTICLE FOUR

Benefits

4.1
Benefits due under this Plan shall be paid in the form of a Five-Payment Lump Sum as described in Section 4.3 unless the Participant has made the election described in Section 4.2 of this Plan.  If the Employee is deceased, the person who shall receive payment under this Plan (if any), shall be the same person who would be entitled to receive survivor benefits with respect to the Employee under the Funded Plan.

If a Participant made the election described in Section 4.2 of this Plan and dies while actively employed, the Present Value of the Participant’s benefit on the date of his death shall be paid to the Participant’s beneficiary no later than ninety (90) days after the date Global Benefits is notified of the Participant’s death.

If a Participant dies before beginning to receive payments from this Plan (and the Participant did not make the election described in Section 4.2 of this Plan), the Present Value of the Participant’s benefit under this Plan on the date of the Participant’s death shall be distributed to the Participant’s beneficiary in the form of a Five-Payment Lump Sum.  The first payment will be made no later than the first business day of the second month following the Participant’s death.  The remaining payments shall be made on the anniversary of the Participant’s death.

If the Participant dies before receiving all five installment payments, the Participant’s Beneficiary shall receive the balance of the Participant’s installment payments.  Such remaining payments shall be paid to the beneficiary on the Participant’s annual payment date,

4.2	Special One-Time Election.

(a)
During the period beginning November 10, 2008 and ending December 5, 2008 (the “Election Period”) each Participant who is eligible to participate in the Eastman Executive Deferred Compensation Plan (“EDCP”) as of November 1, 2008 shall have the opportunity to elect, in the manner provided by the Company, to have the Present Value of his benefit under this Plan, if any, transferred to the EDCP on the date of his Termination of Employment (the “Transferred Benefit”).  In order for such election to be effective:

(i)	The Participant shall also be required to elect the form of payment applicable to his Transferred Benefit from the payment options available under the EDCP as of January 1, 2008; and

(ii)	The Participant must acknowledge and agree that the election described in paragraph (a) is irrevocable.

The election described above will not be available to any Participant whose benefit commencement date under the Funded Plan is in 2008 or whose Termination of Employment from the Company occurs in 2008.

(b)
In the event that a Participant fails to elect the form of payment applicable to his Transferred Benefit from the payment options available under the EDCP as of January 1, 2008, the Participant’s benefit shall be paid to him in accordance with Section 4.3 of this Plan.

(c)
If the Participant makes such a timely election, then upon his Termination of Employment, neither the Participant nor his beneficiaries shall have any further right to benefits of any kind under this Plan, and the payment of such Transferred Benefits shall be governed solely by the EDCP.

(d)	The election described in paragraph (a) will not be available to any Participant who is not eligibleto participate in the EDCP on November 1, 2008 according to records maintained by theCompany.

4.3
If a Participant was not eligible for, or did not make the special one-time election described in Section 4.2 of this Plan, the Present Value of his benefit under this Plan on the date of his Termination of Employment will be paid to the Participant in a Five Payment Lump Sum.  The first installment will be paid on the first business day following the six month anniversary of the Participant’s Termination of Employment. The four remaining annual installment payments will be paid on the anniversary of the   Participant’s Termination of Employment.  Each installment payment shall be treated as a separate payment.  No other payment option is available under this Plan.

4.4	The benefit payable under this Plan shall be the amount of the retirement income benefit to which an Employee would otherwise be entitled under the Funded Plan,

(i)	if deferred compensation were included in the Funded Plan's definitions of "Participating Compensation" and "Retirement Annual Salary Rate", at the time of deferral; and

(ii)	if the provisions of Sections 415 and 401(a)(17) of the Code, as expressed in the Funded Plan, were disregarded;

less the combined amounts of the retirement income benefit to which the Employee is entitled under the Funded Plan and the retirement income benefit to which such Employee is entitled under the Eastman Excess Retirement Income Plan.

The "retirement income benefit to which the Participant is entitled under the Funded Plan generally means the benefits actually payable to the Participant under the Funded Plan; provided, however, that where the benefits actually payable to the Participant under the Funded Plan are reduced on account of a payment of all or a portion of the Participant’s benefits to a third party on behalf of or with respect to an Employee (pursuant, for example, to a qualified domestic relations order), the "retirement income benefit to which the Participant is entitled under the Funded Plan" shall be deemed to mean the benefit that would have been actually payable but for such payment to a third party.

4.5
If an Employee's benefit from the Funded Plan is subject to an actuarial reduction because of the time when payment commences, his benefit from this Plan shall be actuarially reduced on the same basis.

4.6
If the Present Value of the Participant’s benefit under this Plan on the date of his Termination of Employment plus the Present Value of the Participant’s benefit under the Eastman Excess Retirement Income Plan (the “ERIP”) is $5,000 or less, the Participant’s benefit from this Plan and the ERIP shall be automatically paid to him in a single lump sum on the first business day following the 6th month anniversary of his Termination of Employment.

4.7
The benefits payable under this Plan shall be paid by the Company out of its general assets. To the extent an Employee acquires the right to receive a payment under this Plan, such right shall be no greater than that of an unsecured general creditor of the Company. No amount payable under this Plan may be assigned, transferred, encumbered or subject to any legal process for the payment of any claim against an Employee.

ARTICLE FIVE

Administration

5.1
Responsibility. Except as expressly provided otherwise herein, the Senior Vice President and Chief Administrative Officer (“Senior VP & CAO”) shall have total and exclusive responsibility to control, operate, manage and administer this Plan in accordance with its terms.

5.2
Authority of Senior Vice President and Chief Administrative Officer.  The Senior VP & CAO shall have all the authority that may be necessary or helpful to enable him to discharge his responsibilities with respect to this Plan.  Without limiting the generality of the preceding sentence, such Senior VP & CAO shall have the exclusive right: to interpret this Plan, to determine eligibility for participation in this Plan, to answer all question concerning eligibility for and the amount of benefits payable under this Plan, to construe any ambiguous provision of this Plan, to correct any default, to supply any omission, to reconcile any inconsistency, and to answer any and all questions arising in the administration, interpretation, and application of this Plan. However, see Section 5.5.

5.3
Discretionary Authority. The Senior VP & CAO shall have full discretionary authority in all matters related to the discharge of his responsibilities and the exercise of his authority under this Plan including, without limitation, his construction of the terms of this Plan and his determination of eligibility for participation and benefits under this Plan. It is the intent of this Plan that the decisions of such Senior VP & CAO and his action with respect to this Plan shall be final and binding upon all persons having or claiming to have any right or interest in or under this Plan and that no such decision or action shall be modified upon judicial review unless such decision or action is proven to be arbitrary or capricious. Notwithstanding anything to the contrary in this Article Five, the Senior VP & CAO shall not have the authority to make any decision or resolve any issue that directly affects his own participation or benefits under this Plan, and instead such decision or resolution shall be reserved to the Compensation Committee.

5.4	Delegation of Authority. The Senior VP & CAO may delegate some or all of his authority under this Plan to any person or persons provided that any such delegation be in writing.

5.5
Authority Compensation Committee. Under Section 4.1 of this Plan, decisions concerning payment of benefits to executive officers shall be made by the Compensation Committee of the Board of Directors, and to that extent the provisions of 5.1 through 5.4 above shall be deemed to apply to such Committee.

ARTICLE SIX

Amendment and Termination

6.1
While the Company intends to maintain this Plan under present business conditions, the Company, acting through the Compensation Committee, reserves the right to amend and/or terminate it at any time for whatever reasons it may deem advisable.  Notwithstanding the foregoing, termination of this Plan must comply with the requirements of Treas. Reg. Section 1.409A-3(j)(4)(ix).

6.2
Notwithstanding the preceding Section, however, the Company hereby makes a contractual commitment to pay the benefits accrued under this Plan as of the date of such amendment or termination to the extent it is financially capable of meeting such obligation.

ARTICLE SEVEN

Miscellaneous

7.1
Nothing contained in this Plan shall be construed as a contract of employment between the Company and an Employee, or as a right of an Employee to be continued in the employment of the Company, or as a limitation of the right of the Company to discharge any of its Employees, with or without cause.

7.2	This Plan shall be governed by the laws of the State of Tennessee, except to the extent preempted by federal law.

7.3           This Plan shall be binding upon the successors and assigns of the parties hereto.

7.4	The Company will withhold to the extent required by law all applicable income and other taxes from amounts accrued or paid under this Plan.